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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                       Date of Report: September 23, 1997

                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
               (Exact name of registrant as specified in charter)



                  New York         1-1217          13-5009340
                 (State of      (Commission      (I.R.S. Employer
              incorporation)    File Number)    Identification No.)


                       4 Irving Place, New York, NY 10003
                    (Address of principal executive offices)


                  Registrant's telephone number: (212) 460-4600


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INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.     OTHER EVENTS


PSC SETTLEMENT AGREEMENT

      The New York State Public Service Commission ("PSC"), by order issued and effective May 20, 1996 in its "Competitive Opportunities" proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry. On March 13, 1997, Con Edison, the PSC staff and certain other parties to the proceeding entered into a settlement agreement, dated March 12, 1997, with respect to the proceeding. On August 20, 1997, the PSC requested the parties to negotiate certain modifications to the March 1997 settlement agreement. On August 29, 1997, Con Edison, the PSC staff and certain other parties entered into a modified settlement agreement.

      The PSC, by order issued and effective September 23, 1997, approved an amended and restated settlement agreement, dated September 19, 1997, between Con Edison, the PSC staff and certain other parties (the "Settlement Agreement"). The order provides that the PSC's approval of the Settlement Agreement is subject to certain conditions, including that (i) Con Edison be the energy supplier of last resort during the Transition (defined below) until relieved of that obligation, (ii) the PSC may require auctions for the divestiture to third parties or transfer to a Con Edison affiliate of generation plant and may subject affiliates of Con Edison to whatever limitations the PSC determines are necessary for any market participant following the PSC examination of market power issues in connection with the divestiture plan (See "Divestiture Commitment," below), and (iii) Con Edison be committed to cooperate in the development of the infrastructure (e.g., the independent system operator, etc.) needed to allow competition in New York.

      The Settlement Agreement provides for a transition to a competitive electric market by instituting "retail access," a rate plan for the period ending March 31, 2002 (the "Transition"), a reasonable opportunity to recover prior utility investments and commitments that may not be recoverable in a competitive electric market (often referred to as "strandable" costs), the divestiture by Con Edison to unaffiliated third parties of at least 50 percent of its New York City fossil-fueled generating capacity and, subject to Con Edison shareholder and other approvals, a corporate reorganization into a holding company structure.


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      The Settlement Agreement reflects the following significant  amendments to the August 1997 modified settlement agreement:

      - the reductions to generation-related revenues that Con Edison will provide over the Transition will increase from $890 million to approximately $1 billion. (These amounts are exclusive of additional revenue reductions from lower gross receipt taxes.)

      - the revenues applicable to the delivery service provided by Con Edison for the New York Power Authority will be increased by $45 million over the Transition.

      - Con Edison will retain for its shareholders the first $50 million of any net after-tax gains, calculated in accordance with the Settlement Agreement, from the divestiture of generating capacity. In addition, any additional net gains from the divestiture, or transfer to an affiliate of Con Edison, of generating capacity during the Transition will be deferred for disposition by the PSC.

      - the additional depreciation that Con Edison will provide for its generating units will be reduced from $110 million to $75 million, and Con Edison will spend an additional $35 million on SBC Programs
         (defined below).

      Con Edison expects to discontinue the use of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" for, and apply the standards in SFAS No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71" to, the separable portion of its business that is being deregulated as a result of the Settlement Agreement (the "Deregulated Portion"). Con Edison does not expect that discontinuation of SFAS No. 71 for the Deregulated Portion will have a material adverse effect on Con Edison's financial position.


      The following is a summary of the material provisions of the Settlement Agreement, including those provisions that remain unchanged from the August 1997 modified settlement agreement, and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as an exhibit to this report.


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Retail Access.  Con Edison will  implement an energy and capacity  retail access program that will permit its customers to choose alternative energy suppliers. The delivery of electricity to customers will continue to be through the Company's transmission and distribution systems. The program will begin by June 1998 with up to 500 megawatts of customer load. This schedule is contingent upon timely approval of a retail access implementation plan and retail access tariffs to be filed by Con Edison with the PSC and the Federal Energy Regulatory Commission ("FERC"), as applicable. The program will be expanded in increments and Con Edison will target the phase-in of retail access to make it available to all of its customers by the earlier of 18 months after an independent system operator (the "ISO"), which is to administer the wholesale electric market in New York, becomes fully operational or December 31, 2001. This schedule is subject to adjustment as circumstances warrant. In general, Con Edison's delivery rates for retail access customers during the Transition will equal the
rate  applicable  to  other   comparable  Con  Edison   customers  less  a  rate
representing the market value of the energy and capacity being supplied for customers by the other sellers.

     Rate Plan. The rate plan reduces the generation-related revenues that Con Edison would have received over the Transition had rate levels in effect on March 31, 1997 remained in effect by approximately $1 billion, exclusive of additional revenue reductions from lower gross receipts taxes (or approximately, $1.2 billion including such additional reductions). The gross receipts tax reductions will result from lower customer billingsunder the rate plan and from a law enacted in July 1997 to reduce the New York State gross receipts tax. Financing savings from any securitization of strandable costs (see "Recovery of Prior Investments and Commitments," below), in excess of the amount of such savings, if any, that is allocated by the PSC for SBC Programs (defined below), and any further reductions in New York State utility taxes will be utilized for additional rate reductions. In general, base electric rates will not otherwise be changed during the Transition except in the event of changes in costs above anticipated annual levels resulting from legal or regulatory requirements (including a requirement or interpretation resulting in Con Edison's refunding its tax-exempt debt), inflation in excess of a 4 percent annual rate, property tax increases and environmental costs, or in the event Con Edison's rate of return becomes unreasonable for the provision of safe and adequate service.

      The Settlement Agreement also provides, among other things, for a non-bypassable system benefits charge to recover, to the extent not otherwise recovered, the costs of required research and development, energy efficiency programs, programs to assist low-income customers and environmental protection programs (collectively, "SBC Programs"). In addition, the Settlement Agreement includes a penalty mechanism (estimated maximum, $26 million per year) for failure to maintain certain service quality and reliability standards.



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      For any rate year  during the  Transition,  50 percent of any  earnings in excess of a rate of return of 12.9 percent on electric common equity will be retained for shareholders and 50 percent will be applied for customer benefit, with one-half of the amount to be applied to a reduction of rates or as otherwise determined by the PSC and the balance to be deferred and applied to reduce the Company's generating plant balances through additional depreciation expense. The rate of return calculation will exclude any incentives and reflect any amounts by which the rate of return for earlier Transition rate years fell below 11.9 percent. This earnings sharing will end beginning in the year in
which  Con  Edison  fulfills  its  divestiture   commitment  (see   "Divestiture
Commitment," below) or in which 15 percent of the service area peak load (excluding the existing load served by the New York Power Authority) is supplied other than by Con Edison.

      The Settlement Agreement supersedes the provisions of Con Edison's 1995 electric rate agreement prescribing overall electric revenue levels for the 12 months ending March 31, 1998. The Settlement Agreement also eliminates the provisions of the 1995 electric rate agreement for incentives or penalties related to the Enlightened Energy program and customer service performance, the Electric Revenue Adjustment and related Revenue per Customer mechanisms (the "modified ERAM"), earnings sharing and reconciliation of amounts included in base rates with actual costs for pensions and other post-employment benefits, capacity charges under Con Edison's contracts with non-utility generators of electricity ("NUGs"), Enlightened Energy program and renewable energy expenses, property taxes and research and development expenses. The Settlement Agreement also requires the reversal of all related balances on Con Edison's books of account at March 31, 1997, the net effect of which is not material. An incentive-based fuel adjustment clause, initially similar to the partial pass-through fuel adjustment clause under the 1995 electric rate agreement, will be in effect during the Transition.

Divestiture Commitment. Con Edison has agreed to divest to unaffiliated third parties at least 50 percent of its New York City fossil-fueled generating capacity no later than December 2002, unless the PSC determines that such divestiture should be delayed or reduced (to maximize sales price or address other developments). Divestiture could also be delayed under certain other circumstances. Con Edison fossil-fueled generating units not divested to unaffiliated third parties will be transferred to an unregulated affiliate of Con Edison by December 2002.

      Con Edison has agreed to submit a detailed divestiture plan to the PSC by March 1998 and, unless otherwise justified in the divestiture plan, to initiate the divestiture process with respect to at least 30 percent of its New York City fossil-fueled generating capacity within 90 days after PSC approval of the divestiture plan. The PSC could approve the divestiture plan as submitted or modify it to address market power or other concerns.



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     Con Edison will retain for its  shareholders  the first $50 million of any net after-tax gains, calculated in accordance with the Settlement Agreement, from the divestiture of generating capacity. Any additional net gains, or net losses, from the divestiture, or transfer to an affiliate of Con Edison, of generating capacity during the Transition will be deferred for disposition by the PSC. After the Transition, the difference between the remaining book cost of generating plant and the "`market values' defined by divestiture" will be reflected in the strandable costs to be recovered following the Transition. (See "Recovery of Prior Utility Investments and Commitments," below.)

Recovery of Prior Investments and Commitments. Potential strandable costs for Con Edison are those prior utility investments and commitments that may not be recoverable in a competitive retail electric market. Investments for which there could be strandable costs include Con Edison's fossil-fueled generating plants and Con Edison's Indian Point 2 nuclear generating unit. Commitments for which there could be strandable costs include decommissioning of Con Edison's nuclear generating operations and charges under Con Edison's contracts with NUGs.

      During the Transition, Con Edison will continue to recover its potential electric strandable costs in the rates it charges all customers. Con Edison will also provide for $75 million of additional depreciation for its fossil-fueled generating units. In addition, as indicated above, certain "excess" earnings will be applied as an offset to strandable costs. (See "Rate Plan," above.)

      Following the Transition, Con Edison will be given a reasonable opportunity to recover remaining electric strandable costs, as adjusted for net gains in excess of $50 million or net losses from divestiture or transfer of Con Edison generating capacity (see "Divestiture Commitment," above), including a reasonable return on investments, through a non-bypassable charge to customers. For remaining fossil-related strandable costs, the recovery period will be 10 years and for the Indian Point 2 nuclear unit, the recovery period will be the then-remaining life of the unit. With respect to its NUG contracts, Con Edison will be permitted to recover at least 90 percent of the amount by which the actual costs of its purchases under the contracts exceed market value after the Transition. Any potential disallowance after the Transition will be limited to the lower of (i) 10 percent of the above-market costs or (ii) $300 million (in 2002 dollars). The potential disallowance will be offset by NUG contract mitigation achieved by Con Edison after April 1, 1997 and 10 percent of the gross proceeds of generating unit sales to third parties. Con Edison will be permitted a reasonable opportunity to recover any costs subject to disallowance that are not offset by these two factors if it makes good faith efforts in implementing provisions of the Settlement Agreement leading to the development of a competitive electric market in its service territory and the development of an ISO.


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      Financing  savings from any  "securitization"  of Con Edison's  strandable costs, in excess of the amount of such savings, if any, that is allocated by the PSC for SBC Programs, are expected to be applied to further reduce customer rates. Subject to satisfying any conditions of any securitization legislation enacted in New York State, Con Edison could transfer its right to recover from customers the payment for the strandable costs to a financing entity that would in return remit to Con Edison the proceeds of debt issued by the financing entity. The debt, which would be non-recourse to Con Edison, would be secured by, and repaid from, the future customer payments.

Corporate Structure. The Settlement Agreement authorizes Con Edison to create a holding company and establishes guidelines governing transactions among affiliates. The formation of the holding company is subject to the approval of Con Edison's shareholders, approval of FERC and the consent of the Nuclear Regulatory Commission.

     Upon formation of the holding company, Con Edison will become a subsidiary of the holding company, and Con Edison's common shareholders will automatically become the shareholders of the holding company. Con Edison's existing subsidiaries, Consolidated Edison Solutions, Inc. (formerly ProMark Energy, Inc., "CE Solutions") and Consolidated Edison Development, Inc.(formerly Gramercy Development, Inc., "CE Development") will be transferred to the holding company. CE Solutions was formed by Con Edison in 1993 to market gas and related services, and is expanding its operations to become a full-service energy service company. CE Development was formed by Con Edison in late 1996 to invest in energy infrastructure development projects and the marketing of Con Edison's technical services. It is expected that CE Development will develop other opportunities in both the energy and non-energy fields domestically and internationally. The holding company may establish other subsidiaries from time to time, including one or more subsidiary holding companies to hold its Con Edison stock and the stock of other subsidiaries.

      The Settlement Agreement limits the dividends that Con Edison could pay to the holding company to not more than 100 percent of income available for dividends calculated on a two-year rolling average basis. Excluded from "income available for dividends" will be non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The limitation will not apply to dividends necessary to transfer to the holding company proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison's capital ratio to a level appropriate to Con Edison's business risk.



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      Without PSC approval,  Con Edison is  prohibited  from making loans to, or guaranteeing the obligations of, the holding company or any other subsidiary of the holding company, or pledging its assets as security for the indebtedness of the holding company or any affiliate of the holding company. Con Edison and the holding company's other subsidiaries must operate as separate entities, and transfers of assets, services and information between Con Edison and its affiliates are subject to certain restrictions. Con Edison and the holding company's other subsidiaries must have separate operating employees, and non-administrative operating officers of Con Edison may not be operating officers of any of the holding company's other subsidiaries. Transfers of employees from Con Edison to the holding company's other subsidiaries are also restricted.

Litigation. Pursuant to the Settlement Agreement, Con Edison will terminate an appeal of the November 1996 rejection by the Supreme Court of the State of New York of a challenge to the PSC's May 20, 1996 order.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(b)   Exhibits

10    Amended and Restated Agreement and Settlement, dated September 19, 1997, between Consolidated Edison Company of New York, Inc. and the Staff of the New York State Public Service Commission (without Appendices).


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CONSOLIDATED EDISON COMPANY
                                         OF NEW YORK, INC.

                                    By:           JOHN F. CIOFFI
                                                  JOHN F. CIOFFI
                                                  Vice President and Controller

DATE:  September 24, 1997